Exhibit (a)(1)(k)

March 30, 2020
 INNOVATE BIOPHARMACEUTICALS, INC.
8480 Honeycutt Road, Suite 120
Raleigh, NC 27615

To the Holders of the Original Warrants:

As you know, Innovate Biopharmaceuticals, Inc. (the ‘‘Company’’) is offering to Eligible Holders the opportunity to amend and exercise their warrants at a temporarily reduced cash exercise price, upon the terms set forth in the Offer to Amend and Exercise Warrants to Purchase Common Stock dated as of February 12, 2020 (as amended, the ‘‘Offer to Amend and Exercise’’). All terms not defined in this letter shall have the meanings set forth in the Offer to Amend and Exercise.

Offering materials, each dated February 12, 2020, were previously provided to you. We have previously amended the Schedule TO by means of amendments filed on February 20, February 28, March 11, 2020, March 20, 2020 and have now made the following changes to the Offering Materials:

Updated Expiration Date

The Offer to Amend and Exercise, which was previously scheduled to expire March 20, 2020 at 5:00 p.m. Eastern time, was amended, on March 20, 2020, to remain open until April 20, 2020 at 5:00 p.m. Eastern time, unless further extended. We had noted that if the Merger is set to close prior to April 20, 2020, we planned to amend the Offer to Amend and Exercise to have the Offer expire earlier, and would provide at least 5 business days notice prior to amending the Expiration Date in that instance. We anticipate that the Expiration Conditions (including the condition that the obligations of each party to the Merger Agreement are satisfied or waived) will be satisfied on or about April 6, 2020.

We are therefore now amending the Offer to Amend and Exercise to remain open until April 6, 2020 at 5:00 p.m. Eastern time, unless further extended. Throughout the Schedule TO, the Offer to Amend and Exercise and the other Offering Materials and Acceptance and Exercise Documents, all references to the Expiration Date of the Offer to Amend and Exercise are hereby amended to extend the Expiration Date of the Offer to Amend and Exercise until 5:00 p.m. Eastern time on April 6, 2020.

Reduced Exercise Price

On March 20, 2020, the Company reduced the exercise price from $0.15 per share to $0.10 per share. If a holder had tendered their warrants prior to this amendment, any excess funds will be refunded once the Offer to Amend and Exercise is complete.

BELOW IS A DESCRIPTION OF THE PROCEDURES TO PARTICIPATE IN THE OFFER. WE ARE INCLUDING THESE FOR REFERENCE AND AS A REMINDER.

PLEASE NOTE THAT THERE ARE NEW INSTRUCTIONS FOR MAILING CHECKS TO THE ESCROW AGENT (THE WIRE INSTRUCTIONS HAVE NOT CHANGED):

ADDRESS FOR DELIVERY OF CHECKS FOR EXERCISE PRICE OF AMENDED WARRANTS:**
Equiniti
Attn: Corporate Actions - Innovate
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120

**CHECK MUST BE MADE PAYABLE TO “CORPORATE STOCK TRANSFER, AS ESCROW AGENT FOR INNOVATE BIOPHARMACEUTICALS, INC.”

To participate in the Offer to Amend and Exercise and exercise an Amended Warrant to receive the number of shares of Company common stock issuable therefor, you must deliver to the Company, prior to the Expiration Date, the following: (i) a signed and completed copy of the Election to Consent, Participate and Exercise Warrant, (ii) a signed copy of an Accredited Investor Questionnaire, (iii) the original copy of your Original Warrant, (or an Affidavit of Loss and Indemnification Agreement), for cancellation, and (iv) cash in the amount equal to $0.10 per share multiplied by the number of shares of common stock you elect to purchase (collectively, the “Acceptance and Exercise Documents”). The Acceptance and Exercise Documents, including the cash tendered by check or wire transfer, must be delivered as set forth in the Offer to Amend and Exercise. If you properly tender (and do not validly withdraw) these materials on or prior to the Expiration Date promptly following the Expiration Date, we intend to notify the escrow agent and our transfer agent of our acceptance of your payment of the exercise price and these materials and issue and deliver to you the number of shares of Company common stock issuable under the Amended Warrant.

If you change your mind and do not want to participate in the Offer to Amend and Exercise, you may submit a Notice of Withdrawal to the Company at any time prior to the Expiration Date. The Notice of Withdrawal must be properly completed and must be returned to the Company on or prior to the Expiration Date. If you properly withdraw in a timely manner as set forth above, we will promptly: (i) cancel your signed copy of the Election to Consent, Participate and Exercise Warrant, (ii) return the original copy of your Original Warrant, or issue you a new Original Warrant if you submitted an Affidavit of Loss and Indemnification Agreement, and (iii) provide you with a check equal to the amount of cash you paid to exercise the Amended Warrant.

Thank you for your time,

Sincerely,
/s/ Sandeep Laumas, M.D.
Sandeep Laumas, M.D.
Chief Executive Officer
Innovate Biopharmaceuticals, Inc.